Exhibit 99.1

HCP TO PAY JUDGMENT IN VENTAS LITIGATION

LONG BEACH, CA – August 22, 2011 – HCP (NYSE:HCP) announced that it will promptly pay the approximately $102 million judgment against the Company resulting from the 2009 jury verdict awarding compensatory damages to Ventas, Inc.  The Company accrued the full amount of the $102 million compensatory award during the third quarter of 2009, and accordingly the Company’s payment will have no additional impact on the Company’s earnings.

About HCP

HCP, Inc., an S&P 500 company, is a real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States.  HCP has been a publicly traded NYSE listed company since 1985.  Our portfolio of properties is distributed among distinct sectors of healthcare including: senior housing, life science, medical office, post-acute/skilled nursing and hospital.  For more information, visit us at www.hcpi.com.

Contact

HCP

Timothy M. Schoen

Executive Vice President and Chief Financial Officer

(562) 733-5309